Exhibit 10.9

Dec 15, 2015

Board Candidate – Harvey Leibowitz

Address – 211 West 56th street suite 20C, NY, NY, 10019

Re: Offer to Join the Board of Directors of KIRIN International Holding, Inc.

Dear Harvey Leibowitz:

I am pleased to extend you an offer to join the Board of Directors (the “Board”) of KIRIN International Holding, Inc. (“KIRIN International”). Your appointment to the Board is subject to the approval of KIRIN International Holding, Inc. Board of Directors and the following outlines certain of your responsibilities as a member of the Board, which responsibilities will commence at the Board meeting held in Dec 15, 2015, or as soon thereafter as Board of Director approval is obtained:

•	Generally: You shall have all responsibilities of a Director of the Company imposed by Nevada or applicable law, the Certificate of Incorporation, as may be amended from time to time, and Bylaws, as may be amended from time to time, of KIRIN International Holding, Inc. These responsibilities shall include, but shall not be limited to, the following:

•	Attendance: Use best efforts to attend scheduled meetings of the Board;

•	Act as a Fiduciary: Represent the shareholders and the interests of KIRIN International Holding, Inc. as a fiduciary;

•	Participation: Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board Committees, and reviewing management performance; and

As a member of the Board, you agree to execute an acknowledgement in the form attached hereto. In addition, upon your joining the Board, KIRIN International Holding, Inc. will enter into a customary indemnification agreement with you.

In consideration for your joining the Board, the Company will grant to you (common stock/ options compensation) in the amount of 20,000 shares of Common Stock of KIRIN International Holding, Inc., on the first business day of July annually. Those shares cannot be transferred until a half-year serving period completed. The Company will also grant an additional cash compensation of $12,000 per quarter, totaled $48,000 annually, which includes the expenses, but not limited to, attending board of director meetings and other direct expenses during the year. Company will cover the travelling expenses which occurred for company’s business.

I trust that this offer is satisfactory to you and look forward to you joining the Company as a member of the Board. Please indicate your acceptance of this offer by signing below and returning one copy of this offer to me by Dec 15, 2015. By signing below you acknowledge that you have read this agreement and fully understand the nature and effect of it and the terms contained herein and that the said terms are fair and reasonable and correctly set out your understanding and intention.

I look forward to having you on board with KIRIN International Holding, Inc. and trust your relationship with KIRIN International Holding, Inc. will be challenging and exciting.

Yours very truly,

Signature:	/s/Xiangyao Liu

President and Chief Executive Officer

KIRIN International Holding, Inc.

I, Harvey Leibowitz, accept the offer as stated above.

Signature:	/s/Harvey Leibowitz

Date:	12/15/2015